CENTURY CAPITAL MANAGEMENT TRUST
                     TRANSFER AGENCY AND SERVICES AGREEMENT


         AGREEMENT as amended and restated as of the 16th day of October, 2007, among Century Capital Management Trust, a Massachusetts business trust with its principal office and place of business at 100 Federal Street, 29th Floor, Boston, Massachusetts 02110 (the "Trust") and Citigroup Fund Services, LLC, formerly known as Forum Shareholder Services, LLC, a Delaware limited liability company with its principal office and place of business at Two Portland Square, Portland, Maine 04101 ("Citigroup").

         WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company and may issue its shares of beneficial interest (the "Shares"), in separate series and classes; and

         WHEREAS, the Trust offers shares in various series as listed in Appendix A hereto (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with
Section 12, being herein referred to as a "Fund," and collectively as the "Funds") and the Trust offers shares of various classes of each Fund as listed in Appendix A hereto (each such class together with all other classes subsequently established by the Trust in a Fund being herein referred to as a "Class," and collectively as the "Classes");

         WHEREAS, the Trust must be in compliance with all applicable anti-money laundering laws, regulations, rules and government guidance, including the reporting, recordkeeping and compliance requirements of the Bank Secrecy Act ("BSA"), as amended by the USA PATRIOT Act of 2001 (together with its implementing regulations, the "PATRIOT Act"), its implementing regulations, and related governmental and self-regulatory organization rules and regulations (the "AML Laws"), and the Trust has adopted certain policies and procedures (the "AML Program") to ensure compliance with the AML Laws;

         WHEREAS, the Trust desires that Citigroup perform as the transfer agent and dividend disbursing agent for each Fund and perform certain services in connection with its AML Program and Citigroup is willing to provide these services on the terms and conditions set forth in this Agreement;

         NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Trust and Citigroup hereby agree to amend and restate this Agreement as follows:

         SECTION 1.  APPOINTMENT; DELIVERY OF DOCUMENTS

         (a) The Trust, on behalf of the Funds, hereby appoints Citigroup to act as, and Citigroup agrees to act as, (i) transfer agent for the authorized and issued shares of beneficial interest of the Trust representing interests in each of the respective Funds and Classes thereof ("Shares"), (ii) dividend disbursing agent and (iii) agent in connection with any accumulation, open-account or similar plans provided to the registered owners of shares of any of the Funds ("Shareholders") and set out in the currently effective prospectuses and statements of additional information as amended or supplemented (collectively, the "Prospectus") of the applicable Fund, including, without limitation, any periodic investment plan or periodic withdrawal program.

         (b) In connection therewith, the Trust has delivered to Citigroup copies of: (i) the Trust's Declaration of Trust and Bylaws (collectively, as amended from time to time, "Organic Documents"); (ii) the Trust's Registration Statement and all amendments thereto filed with the U.S. Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the 1940 Act (the "Registration Statement"); (iii) the Prospectus of each Fund; (iv) each current plan of distribution or similar document adopted by the Trust under Rule 12b-1 under the 1940 Act ("Plan") and each current shareholder service plan or similar document adopted by the Trust ("Service Plan"); and (v) all procedures adopted by the Trust related to Shares or the Funds' Shareholders and otherwise reasonably requested by Citigroup, and shall promptly furnish Citigroup with all amendments of or supplements to the foregoing. The Trust shall deliver to Citigroup a certified copy of the resolution of the Board of Trustees of the Trust (the "Trustees") appointing Citigroup and authorizing the execution and delivery of this Agreement.

         SECTION 2.  DUTIES OF CITIGROUP

         (a) Citigroup agrees that in accordance with procedures established from time to time by agreement between the Trust on behalf of each of the Funds, as applicable, and Citigroup, Citigroup will perform the following services:

         (i) provide the services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program) that are customary for open-end management investment companies including, but not limited to: (A) maintaining all Shareholder accounts, (B) preparing Shareholder meeting lists, (C) mailing proxies and related materials to Shareholders, (D) mailing Shareholder reports and Prospectuses to current Shareholders,
         (E) withholding taxes on U.S. resident and non-resident alien accounts,
         (F) preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for Shareholders, (G) preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, (H) preparing and mailing activity statements for Shareholders, and (I) providing Shareholder account information;


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

         (ii) receive for acceptance orders for the purchase of Shares (by way of direct purchase or reinvestment of income dividend or capital gain distribution) and promptly deliver payment and appropriate documentation therefor to the custodian of the applicable Fund (the "Custodian") or, in the case of Fund's operating in a master-feeder or fund of funds structure, to the transfer agent or interestholder recordkeeper for the master portfolios in which the Fund invests;

         (iii) pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

         (iv) receive for acceptance redemption requests and deliver the appropriate documentation therefor to the Custodian or, in the case of Fund's operating in a master-feeder structure, to the transfer agent or interestholder recordkeeper for the master fund in which the Fund invests;

         (v) as and when it receives monies paid to it by the Custodian with respect to any redemption, pay the redemption proceeds as required by the Prospectus pursuant to which the redeemed Shares were offered and as instructed by the redeeming Shareholders;

         (vi) effect transfers of Shares upon receipt of appropriate instructions from Shareholders;

         (vii) prepare and transmit to Shareholders (or credit the appropriate Shareholder accounts) payments for all dividends and distributions declared by the Trust with respect to Shares;

         (viii) issue share certificates and replacement share certificates for those share certificates alleged to have been lost, stolen, or destroyed upon receipt by Citigroup of indemnification satisfactory to Citigroup and protecting Citigroup and the Trust and, at the option of Citigroup, issue replacement certificates in place of mutilated share certificates upon presentation thereof without requiring indemnification;

         (ix) receive from Shareholders or debit Shareholder accounts for sales commissions, including contingent deferred, deferred and other sales charges, and service fees (i.e., wire redemption charges) and prepare and transmit payments to underwriters, selected dealers and others for commissions and service fees received;

         (x) track shareholder accounts by financial intermediary source and otherwise as reasonably requested by the Trust and provide periodic reporting to the Trust or its administrator or other agent;

         (xi) maintain records of account for and provide reports and statements to the Trust and Shareholders as to the foregoing;

         (xii) record the issuance of Shares of the Trust and maintain pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended ("1934 Act") a record of the total number of Shares of the Trust, each Fund and each Class thereof, that are authorized, based upon data provided to it by the Trust, and are issued and outstanding and provide the Trust on a regular basis a report of the total number of Shares that are authorized and the total number of Shares that are issued and outstanding;

         (xiii) provide a system which will enable the Trust to calculate the total number of Shares of each Fund and Class thereof sold in each State;

         (xiv) monitor and make appropriate filings with respect to the escheatment laws of the various states and territories of the United States;

         (xv) oversee the activities of proxy solicitation firms;

         (xvi) establish and implement an anti-money laundering program that satisfies the requirements of the AML Laws and perform the services described in Section 18 and Appendix C to this Agreement;

         (xvi) as directed by the Adviser, prepare and file applications for registration of a Fund's Shares (or other applicable filings) in the various States;

         (xvii) Conduct omnibus account transaction monitoring, including:

                  o        Omnibus account identification

                  o Analysis of omnibus account trading activity to determine if arbitrage opportunities exist triggering underlying account transaction data request of an intermediary

                  o        Managing the request and flow of underlying data

                  o        Customized file feed/format translations

                  o        Storage of underlying account transaction data

                  o Applying each Fund's market timing rules upon receipt of the underlying account transaction data to flag violations

                  o Reporting of "red flag" violations to the applicable Fund and CCO

                  o Providing standard report package for on-going review and monitoring of data

         (b) Citigroup shall receive and tabulate proxy votes, coordinate the tabulation of proxy and shareholder meeting votes and perform such other additional services as may be specified from time to time by the Trust, all pursuant to mutually acceptable compensation and implementation agreements.

         (c) The Trust or its administrator or other agent (i) shall identify to Citigroup in writing those transactions and assets to be treated as exempt from reporting for each state and territory of the United States and for each foreign jurisdiction (collectively "States") and (ii) shall monitor the sales activity with respect to Shareholders domiciled or resident in each State. The responsibility of Citigroup for the Trust's State registration status is solely limited to the reporting of transactions to the Trust, and Citigroup shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust or its administrator or other agent.

         (d) Citigroup shall establish and maintain facilities and procedures reasonably acceptable to the Trust for the safekeeping, control, preparation and use of share certificates, check forms, and facsimile signature imprinting devices. Citigroup shall establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of all records maintained by Citigroup pursuant to this Agreement.

         (e) Citigroup shall cooperate with each Fund's independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants' duties.

         (f) Except with respect to Citigroup's duties as set forth in this
Section 2 and except as otherwise specifically provided herein, the Trust assumes all responsibility for ensuring that the Trust complies with all applicable requirements of the Securities Act, the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Trust. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

         SECTION 3. RECORDKEEPING

         (a) Prior to the commencement of Citigroup's responsibilities under this Agreement, if applicable, the Trust shall deliver or cause to be delivered over to Citigroup (i) an accurate list of Shareholders of the Trust, showing each Shareholder's address of record, number of Shares owned and whether such Shares are represented by outstanding share certificates and (ii) all Shareholder records, files, and other materials necessary or appropriate for proper performance of the functions assumed by Citigroup under this Agreement (collectively referred to as the "Materials"). The Trust shall on behalf of each applicable Fund or Class indemnify and hold Citigroup harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any error, omission, inaccuracy or other deficiency of the Materials, or out of the failure of the Trust to provide any portion of the Materials or to provide any information in the Trust's possession or control reasonably needed by Citigroup to perform the services described in this Agreement.

         (b) Citigroup shall keep records relating to the services to be performed under this Agreement, in the form and manner as it may deem advisable and as required by applicable law. To the extent required by Section 31 of the 1940 Act, and the rules thereunder, Citigroup agrees that all such records prepared or maintained by Citigroup relating to the services to be performed by Citigroup under this Agreement are the property of the Trust and will be preserved, maintained and made available in accordance with Section 31 of the 1940 Act and the rules thereunder, and will be surrendered promptly to the Trust on and in accordance with the Trust's request. The Trust and the Trust's authorized representatives shall have access to Citigroup's records relating to the services to be performed under this Agreement at all times during Citigroup's normal business hours. Upon the reasonable request of the Trust, copies of any such records shall be provided promptly by Citigroup to the Trust or the Trust's authorized representatives.

         (c) Citigroup and the Trust agree that all books, records, information, and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

         (d) In case of any requests or demands for the inspection of the Shareholder records of the Trust, Citigroup will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. Citigroup shall abide by the Trust's instructions for granting or denying the inspection; provided, however, that Citigroup may grant the inspection without instructions if Citigroup is advised by counsel to Citigroup that failure to do so will result in liability to Citigroup.

         SECTION 4.  ISSUANCE AND TRANSFER OF SHARES

         (a) Citigroup shall make original issues of Shares of each Fund and Class thereof in accordance with the Trust's then current Prospectus for each Fund only upon receipt of (i) instructions requesting the issuance, (ii) a copy of a resolution of the Trustees authorizing the issuance, which copy may pre-date the date of this Agreement but must be certified as genuine by the Secretary of the Trust, (iii) necessary funds for the payment of any original issue tax applicable to such Shares, and (iv) an opinion of the Trust's counsel as to the legality and validity of the issuance, which opinion may provide that it is contingent upon the filing by the Trust of an appropriate notice with the SEC, as required by Section 24 of the 1940 Act or the rules thereunder. If the opinion described in (iv) above is contingent upon a filing under Section 24 of the 1940 Act, the Trust shall indemnify Citigroup for any liability arising from the failure of the Trust to comply with that section or the rules thereunder.

         (b) Transfers of Shares of each Fund and Class thereof shall be registered on the Shareholder records maintained by Citigroup. In registering transfers of Shares, Citigroup may rely upon the Uniform Commercial Code as in effect in the State of Delaware or any other statutes that, in the opinion of Citigroup's counsel, protect Citigroup and the Trust from liability arising from
(i) not requiring complete documentation, (ii) registering a transfer without an adverse claim inquiry, (iii) delaying registration for purposes of such inquiry or (iv) refusing registration whenever an adverse claim requires such refusal. As transfer agent, Citigroup will be responsible for delivery to the transferor and transferee of such documentation as is required by the Uniform Commercial Code.

         SECTION 5.  SHARE CERTIFICATES

         (a) The Trust shall furnish to Citigroup a supply of blank share certificates of each Fund and Class thereof and, from time to time, will renew such supply upon Citigroup's request. Blank share certificates shall be signed manually or by facsimile signatures of officers of the Trust authorized to sign by the Organic Documents of the Trust and, if required by the Organic Documents, shall bear the Trust's seal or a facsimile thereof. Unless otherwise directed by the Trust, Citigroup may issue or register Share certificates reflecting the manual or facsimile signature of an officer who has died, resigned or been removed by the Trust.

         (b) New Share certificates shall be issued by Citigroup upon surrender of outstanding Share certificates in the form deemed by Citigroup to be properly endorsed for transfer and satisfactory evidence of compliance with all applicable laws relating to the payment or collection of taxes. Citigroup shall forward Share certificates in "non-negotiable" form by first-class or registered mail, or by whatever means Citigroup deems equally reliable and expeditious. Citigroup shall not mail Share certificates in "negotiable" form unless requested in writing by the Trust and fully indemnified by the Trust to Citigroup's satisfaction.

         (c) In the event that the Trust informs Citigroup that any Fund or Class thereof does not issue share certificates, Citigroup shall not issue any such share certificates and the provisions of this Agreement relating to share certificates shall not be applicable with respect to those Funds or Classes thereof.

         SECTION 6.  SHARE PURCHASES; ELIGIBILITY TO RECEIVE DISTRIBUTIONS

         (a) Shares shall be issued in accordance with the terms of a Fund's or Class' Prospectus after Citigroup or its agent receives either:

         (i) (A) an instruction directing investment in a Fund or Class, (B) a check (other than a third party check) or a wire or other electronic payment in the amount designated in the instruction and (C), in the case of an initial purchase, a completed account application; or

         (ii) the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary.

         (b) Shares issued in a Fund after receipt of a completed purchase order shall be eligible to receive distributions of the Fund at the time specified in the Prospectus pursuant to which the Shares are offered.

         (c) Shareholder payments shall be considered Federal Funds no later than on the day indicated below unless other times are noted in the Prospectus of the applicable Class or Fund:

         (i) for a wire received, at the time of the receipt of the wire;

         (ii) for a check drawn on a member bank of the Federal Reserve System, on the next Fund business day following receipt of the check; and

         (iii) for a check drawn on an institution that is not a member of the Federal Reserve System, at such time as Citigroup is credited with Federal Funds with respect to that check.

         SECTION 7.  COMPENSATION AND EXPENSES

         (a) For the services provided by Citigroup pursuant to this Agreement, the Trust, on behalf of each applicable Fund, agrees to pay Citigroup the fees set forth in Clauses (i) and (ii) of Appendix B hereto. Fees will begin to accrue for each Fund on the date on which Citigroup begins providing the services contemplated under this Agreement, which date shall be on or after November 11, 2002 unless Citigroup receives a request in writing from the Trust to begin providing such services on a date earlier than November 11, 2002. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement with respect to a Fund, the Trust shall pay to Citigroup such compensation as shall be payable prior to the effective date of termination. The Trust acknowledges that Citigroup may from time to time earn money (the "Interest Income") on amounts in the deposit accounts maintained by Citigroup to service the Funds (and other clients serviced by Citigroup), provided that the Interest Income shall be used to offset the following fees for the Funds to the extent such Interest Income is attributable to money from the Trust or the Funds: (i) incoming wire fees, (ii) outgoing wire fees, (iii) check clearing fees, and (iv) ACH fees.

         (b) In connection with the services provided by Citigroup pursuant to this Agreement, the Trust, on behalf of each applicable Fund, agrees to reimburse Citigroup for the expenses set forth in Appendix B hereto. In addition, the Trust, on behalf of the applicable Fund, shall reimburse Citigroup for all reasonable incurred expenses and employee time (at 100% of salary) attributable to any review of the Trust's accounts and records by the Trust's independent accountants or any regulatory body outside of routine and normal periodic reviews. Should the Trust exercise its right to terminate this Agreement, the Trust, on behalf of the applicable Fund, shall reimburse Citigroup for all reasonable incurred out-of-pocket expenses and employee time (at 100% of salary) associated with the copying and movement of records and material to any successor person and providing assistance to any successor person in the establishment of the accounts and records necessary to carry out the successor's responsibilities.

         (c) All fees and reimbursements shall be payable monthly in advance on the first day of each calendar month for services to be performed during the following calendar month. The Trust, on behalf of the applicable Fund, agrees to pay all fees and reimbursable expenses within thirty (30) business days following receipt of the respective billing notice.

         SECTION 8.  REPRESENTATIONS AND WARRANTIES

         (a) Citigroup represents and warrants to the Trust that:

         (i) It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware;

         (ii) It is duly qualified to carry on its business in the State of Maine;

         (iii) It is empowered under applicable laws and by its Operating Agreement to enter into this Agreement and perform its duties under this Agreement;

         (iv) All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

         (v) It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement;

         (vi) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Citigroup, enforceable against Citigroup in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

         (vii) It is registered as a transfer agent under Section 17A of the 1934 Act.

         Citigroup agrees that clauses (i) through (vii) of this paragraph (a) shall remain true throughout the term of this Agreement; provided, however, that Citigroup may re-incorporate into a different state, change its organizational form, or change its principal place of business within the United States upon notice to the Trust.

         (b) The Trust represents and warrants to Citigroup that:

         (i) It is a business trust duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts;

         (ii) It is empowered under applicable laws and by its Organic Documents to enter into this Agreement and perform its duties under this Agreement;

         (iii) All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

         (iv) It is an open-end management investment company registered under the 1940 Act;

         (v) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

         (vi) A Registration Statement is currently effective and will remain effective.

         (vii) The Trust shall execute any and all documents, furnish to Citigroup any and all information, otherwise use its best efforts to take all actions that may be reasonably necessary and cooperate with Citigroup in taking any action as may be necessary to register or qualify Shares for sale under the securities laws of the various States as Citigroup shall designate (subject to approval by the Trust); provided that Citigroup shall not be required to file a consent to service of process in any State and neither the Trust nor any Fund or Class thereof shall be required to qualify as a foreign corporation, trust or association in any State. Any registration or qualification may be withheld, terminated or withdrawn by the Trust at any time in its discretion. Citigroup shall furnish such information and other material relating to its affairs and activities as may be required by the Trust in connection with such registration or qualification.

         (viii) The Trust's AML Program is reasonably designed to ensure compliance in all material respects with the applicable AML Laws, in light of the particular business of the Trust, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.

         The Trust agrees that clauses (i) through (viii) of this paragraph (b) shall remain true throughout the term of this Agreement; provided, however, that the Trust may re-incorporate into a different state, change its organizational form, or change its principal place of business within the United States upon notice to Citigroup.

         SECTION 9.  PROPRIETARY INFORMATION

         (a) The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by Citigroup on databases under the control and ownership of Citigroup or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to Citigroup or the third party. The Trust agrees to treat all Proprietary Information as proprietary to Citigroup and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided under this Agreement.

         (b) Citigroup acknowledges that the Shareholder list and all information related to Shareholders furnished to Citigroup by the Trust or by a Shareholder in connection with this Agreement (collectively, "Customer Data") constitute proprietary information of substantial value to the Trust. In no event shall Proprietary Information be deemed Customer Data. Citigroup agrees to treat all Customer Data as proprietary to the Trust and further agrees that it shall not divulge any Customer Data to any person or organization except as may be provided under this Agreement or as may be directed by the Trust. Citigroup agrees to comply with SEC Regulation S-P with respect to all Customer Data that Citigroup may receive from time to time.

         SECTION 10.  INDEMNIFICATION

         (a) Citigroup shall not be liable to the Trust or any of the Shareholders for any action or inaction of Citigroup relating to any event whatsoever in the absence of bad faith, willful misfeasance, material violation of law or, subject to the proviso below, negligence in the performance of Citigroup's duties or obligations under this Agreement or Citigroup's reckless disregard of its duties and obligations under this Agreement; provided, however, that the negligence standard referred to above shall be gross negligence with respect to the following (collectively, "Exception Services"): any transactions required to be processed by Citigroup pursuant to this Agreement that (i) require Citigroup to use methods and procedures other than those usually employed by Citigroup to perform services under this Agreement or (ii) require more manual intervention by Citigroup, either in the entry of data or in the modification or amendment of reports generated by Citigroup's then-current software systems than is usually required by funds similar to the Funds.

         (b) The Trust shall on behalf of each applicable Fund or Class thereof indemnify and hold Citigroup, its employees, directors, officers and managers and any person who controls Citigroup within the meaning of section 15 of the Securities Act or section 20 of the 1934 Act ("Citigroup Indemnitees") harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to:

         (i) all actions of Citigroup or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions (or omissions to act) are taken in good faith and without willful misfeasance, negligence (or gross negligence with respect to Exception Services), material violation of law or reckless disregard by Citigroup of its duties and obligations under this Agreement;

         (ii) the Trust's negligence, material violation of law or willful misconduct;

         (iii) the reliance on or use by Citigroup or its agents or subcontractors of information, records, documents or services which have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust, including but not limited to any previous transfer agent or registrar;

         (iv) the reasonable reliance on, or the carrying out by Citigroup or its agents or subcontractors of, any instructions or requests of the Trust on behalf of the applicable Fund;

         (v) the offer or sale of Shares in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any State that such Shares be registered in such State or in violation of any stop order or other determination or ruling by any federal agency or any State with respect to the offer or sale of such Shares in such State; and

         (vi) any oversale of Shares in a particular State.

         (c) Citigroup shall indemnify and hold the Trust and each Fund or Class thereof harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributed to any action or failure or omission to act by Citigroup as a result of Citigroup's bad faith, willful misfeasance, negligence (or gross negligence with respect to Exception Services), material violation of law or reckless disregard of its duties and obligations under this Agreement.

         (d) At any time Citigroup may apply to any officer of the Trust for instructions, and may consult with legal counsel to the Trust with respect to any matter arising in connection with the services to be performed by Citigroup under this Agreement, and, notwithstanding anything herein to the contrary, Citigroup and any Citigroup Indemnitee shall not be liable and shall be indemnified by the Trust on behalf of the applicable Fund for any action taken or omitted by it in reasonable reliance upon such instructions or upon the advice of such counsel. Citigroup, its agents and subcontractors shall be protected and indemnified in acting upon (i) any paper or document furnished by or on behalf of the Trust, reasonably believed by Citigroup to be genuine and to have been signed by the proper person or persons, (ii) any instruction, information, data, records or documents provided to Citigroup or its agents or subcontractors by (A) electronic message, machine readable input, telex, CRT data entry or (B) other similar means authorized by the Trust, and (iii) any authorization, instruction, approval, item or set of data, or information of any kind transmitted to Citigroup in person or by telephone, vocal telegram, electronic message or other electronic means, reasonably believed by Citigroup to be genuine and to have been given by the proper person or persons. Citigroup shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust. Citigroup, its agents and subcontractors shall also be protected and indemnified in recognizing share certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Trust, and the proper countersignature of any former transfer agent or former registrar or of a co-transfer agent or co-registrar of the Trust.

         (e) If the Trust has the ability to originate electronic instructions to Citigroup in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event Citigroup shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with reasonable security procedures established by Citigroup from time to time.

         (f) The Trust has authorized or in the future may authorize Citigroup to act as a "Mutual Fund Services Member" for the Trust or various Funds. Fund/SERV and Networking are services sponsored by the National Securities Clearing Corporation ("NSCC") and as used herein have the meanings as set forth in the then current edition of NSCC Rules and Procedures published by NSCC or such other similar publication as may exist from time to time. The Trust shall indemnify and hold Citigroup harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising directly or indirectly out of or attributed to any action or failure or omission to act by NSCC.

         (g) In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification (the "Indemnitee") shall promptly notify the party who may be required to indemnify (the "Indemnifier") of such assertion, and the Indemnitee shall keep the Indemnifier advised with respect to all developments concerning such claim. The Indemnifier shall have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in Indemnifier's own name or in the name of the Indemnitee. If the Indemnifier elects to defend against said claim in its own name or in the name of the Indemnitee, the Indemnitee shall bear the fees and expenses of any additional counsel that the Indemnitee retains to defend said claim. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnifier may be required to indemnify it without the Indemnifier's prior written consent.

         SECTION 11.  EFFECTIVENESS, DURATION AND TERMINATION

         (a) This Agreement shall become effective with respect to each Fund on November 11, 2002. Upon effectiveness of this Agreement, it shall supersede all previous agreements between the parties hereto covering the subject matter hereof insofar as such Agreement may have been deemed to relate to the Funds.

         (b) This Agreement shall continue in effect with respect to each Fund unless earlier terminated in accordance with this Section or until the Fund ceases operations.

         (c) Notwithstanding Section 11(b), this Agreement may be terminated with respect to a Fund, without the payment of any penalty (i) by either the Trust or Citigroup (A) ten (10) business days after written notice to the other party of a material breach of this Agreement if the breach has not been cured by the breaching party within that period or (B) immediately in the event of an incurable material breach of this Agreement. Any termination shall be effective as of the date specified in the notice.

         (d) This Agreement may be terminated with respect to a Fund at any time, without the payment of any penalty by either the Trust or Citigroup on sixty (60) days' written notice to the other party. Any termination shall be effective as of the date specified in the notice.

         (e) Upon notice of termination of this Agreement by either party, Citigroup shall promptly transfer to the successor transfer agent the original or copies of all books and records maintained by Citigroup under this Agreement including, in the case of records maintained on computer systems, copies of such records in machine-readable form, and shall cooperate with, and provide reasonable assistance to, the successor transfer agent in the establishment of the books and records necessary to carry out the successor transfer agent's responsibilities.

         (f) Upon termination of this Agreement, the Trust, on behalf of each applicable Fund, shall remain liable to Citigroup in accordance with Section 7 of this Agreement for the payment of all fees and expenses incurred only up to the date of termination of this Agreement.

         (g) The obligations of Sections 3, 9, 10, 15, and 17 shall survive any termination of this Agreement.

         SECTION 12.  ADDITIONAL FUNDS AND CLASSES

         In the event that the Trust establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become Funds and Classes under this Agreement. Citigroup or the Trust may elect not to make any such series or classes subject to this Agreement.

         SECTION 13.  ASSIGNMENT

         Except as otherwise provided in this Agreement, neither this Agreement nor any rights or obligations under this Agreement may be assigned by either party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Citigroup may, without further consent on the part of the Trust, (i) assign this agreement to any qualified affiliate of Citigroup or
(ii) subcontract for the performance hereof with any qualified entity, including an affiliate of Citigroup which may include appointing such entity as an agent of the Trust or a Fund with the power to appoint subagents; provided however, that Citigroup shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as Citigroup is for its own acts and omissions. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Citigroup shall not be liable for the actions or omissions of third parties, or their agents, engaged by Citigroup at the request of the Trust, a Fund or a Fund's investment adviser or distributor to provide services to or for the benefit of the Trust or a Fund.

         SECTION 14.  FORCE MAJEURE

         Neither Citigroup nor the Trust shall be responsible to the other or liable for any failure or delay in performance of their respective obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond their reasonable control, including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails or any transportation medium, communication system or power supply; provided, however, that Citigroup shall have in place and maintain back-up and recovery systems in accordance with good industry practice for mechanical breakdowns (including but not limited to software or computer failure) or failure of any communication system or power supply.

         SECTION 15.  LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

         The Trustees and the Shareholders shall not be liable for any obligations of the Trust or of the Funds under this Agreement, and Citigroup agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund to which Citigroup's rights or claims relate in settlement of such rights or claims, and not to the Trustees or the Shareholders.

         SECTION 16.  TAXES

         Citigroup shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Trust or any Shareholder or any purchase of Shares, excluding taxes assessed against Citigroup for compensation received by it under this Agreement.

         SECTION 17. MISCELLANEOUS

         (a) Notwithstanding any other provisions hereof to the contrary, neither party to this Agreement shall be liable to the other party for consequential damages, including without limitation lost profits, under any provision of this Agreement, even if advised of the possibility of the same.

         (b) Except for Appendix A to add new Funds and Classes in accordance with Section 12, no provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

         (c) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

         (d) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

         (e) This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

         (f) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both Citigroup and Trust and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

         (g) Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         (h) Notices, requests, instructions and communications received by the parties at their respective principal addresses, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

         (i) Nothing contained in this Agreement is intended to or shall require Citigroup, in any capacity hereunder, to perform any functions or duties on any day other than a Fund business day; provided, however, that Citigroup shall, upon reasonable advance notice from the Trust, use commercially reasonable efforts to perform any functions or duties required under this Agreement that the Trust may request to be performed on a day that is not a Fund business day. Functions or duties normally scheduled to be performed on any day which is not a Fund business day shall be performed on, and as of, the next Fund business day, unless otherwise required by law or unless performed upon request of the Trust in accordance with the preceding sentence.

         (j) Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

         (k) No affiliated person (as that term is defined in the 1940 Act), employee, agent, director, officer or manager of Citigroup shall be liable at law or in equity for Citigroup's obligations under this Agreement.

         (l) The terms "affiliated person," "assignment" and "vote of a majority of the outstanding voting securities" shall have the meanings ascribed thereto in the 1940 Act.

         SECTION 18.  AML SERVICES

         (a) The Trust hereby delegates to Citigroup the performance, on behalf of the Trust, of the services set forth in Appendix C to this Amendment (the "AML Services") with respect to shareholder accounts maintained by Citigroup pursuant to the Agreement; and subject to the terms and conditions of the Agreement and this Amendment, Citigroup accepts this delegation and agrees to perform the AML Services in accordance with the Trust's and Citigroup's AML Program and to cooperate with the Trust's AML Compliance Officer in the performance of its responsibilities hereunder.

         (b) It is contemplated that the Trust's and Citigroup's AML Programs will be amended from time to time, as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust's or Citigroup's anti-money laundering responsibilities. Each party agrees to notify the other party of any material change to its AML Program.

         (c) Citigroup agrees to notify the Trust promptly about any detected unusual or suspicious activities involving accounts of Trust shareholders pursuant to Citigroup's anti-money laundering program. The Trust agrees to notify Citigroup promptly about any detected unusual or suspicious activities involving accounts of Trust shareholders.

         (d) Notwithstanding this delegation, the Trust shall maintain full responsibility for ensuring that its AML Program is and continues to be reasonably designed to ensure compliance with the applicable AML Laws. Citigroup shall maintain policies, procedures and internal controls that are consistent with the Trust's AML Program and the requirement that the Trust employ procedures reasonably designed to achieve compliance with the applicable AML Laws and the Trust's AML Program.



               [Remainder of this page left intentionally blank.]

         IN WITNESS WHEREOF, the parties hereto have caused this Transfer Agency and Services Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.


                                                CENTURY CAPITAL MANAGEMENT TRUST

                                                By:  /s/ Alexander L. Thorndike
                                                   -----------------------------
                                                         Alexander L. Thorndike
                                                         Chief Executive Officer


                                                CITIGROUP FUND SERVICES, LLC

                                                By:  /s/ Lisa J. Weymouth
                                                   -----------------------------
                                                         Lisa J. Weymouth
                                                         Director

                        CENTURY CAPITAL MANAGEMENT TRUST
                     TRANSFER AGENCY AND SERVICES AGREEMENT

                                   APPENDIX A


------------------------------------------ -------------------------------------
FUNDS OF THE TRUST                         CLASSES OF THE FUNDS
------------------------------------------ -------------------------------------
Century Shares Trust
                                           Investor Shares
                                           Institutional Shares
------------------------------------------ -------------------------------------
Century Small Cap Select Fund
                                           Investor Shares
                                           Institutional Shares
------------------------------------------ -------------------------------------

                                       A1

                        CENTURY CAPITAL MANAGEMENT TRUST
                     TRANSFER AGENCY AND SERVICES AGREEMENT

                                   APPENDIX B
                                FEES AND EXPENSES


(I)      FEES:

         a.       Shareholder account fees:

                  o        $12.00 per year per shareholder account.

                  o        $1.80 per year per closed shareholder account.

                  o $10.00 annual IRA fee to IRA accounts (charged to shareholder). Citigroup shall charge, collect and retain all of the $10.00 annual IRA fee owed to it for its services as IRA account custodian in the preceding calendar year.

         b.       Transaction fees:

                  o        None for 0-1500 manual transactions/month.

                  o $2.00 per manual transaction processed above 1500 per month.

         c.       Telephone servicing fees:

                  o        None for 0-1500 telephone calls/month.

                  o $2.50 per telephone call answered above 1500 per month.

         d.       Internet service fees:

                  o $6,000 per year per fund (up to three classes per fund).

         e.       Annual fee increase:


                  o        The above fees shall remain in effect until October
                           31, 2003.

                  o On November 1, 2003 and on the date of each twelve month anniversary thereafter, all of the fees (except the annual IRA fee) shall increase by a percentage equal to the change in the National Employment Cost Index for Service Producing Industries (Finance, Insurance, Real Estate) for the preceding twelve months, as published by the Bureau of Labor Statistics of the United States Department of Labor.

         f.       Blue Sky Fees:

                  o A fee of $65 per registration, permit or similar item ("Permit") of a Fund or Class in each State.

                  o These fees shall be payable monthly in arrears as of the first day of each calendar month for those Permits (a) for which Citigroup has made the appropriate filing (for instance, a Form NF) during the prior calendar month or


                                       B1

                           (b) whose annual anniversary or other renewal date has occurred during the prior calendar month.

         g.       Omnibus Account System Monitoring Fees

                  o $500 per CUSIP one-time fee for omnibus account system monitoring setup

                  o $0.035 per transmitted transaction record; subject to a minimum of $500 per month per CUSIP not to exceed $2,500 a month for all Funds

                  o $150 per hour for customized programming requests (includes report writing)


(II)     OUT-OF-POCKET AND RELATED EXPENSES

         The Trust, on behalf of the applicable Fund, shall reimburse Citigroup for all out-of-pocket and ancillary expenses in providing the services described in this Agreement, including but not limited to the cost of (or appropriate share of the cost of): (i) stock for statements, confirmations, applications, forms, certificates, checks, drafts, envelope and stationery, (ii) printing and clearing of checks and drafts, (iii) literature fulfillment, statement, confirmation, tax form and letter preparation, insertion, mailing and delivery, (iv) communications services, including (if utilized) allocated voice response system costs, (v) all fees and expenses related to Rule 22c-2 transaction monitoring, including NSCC out of pocket expenses and pro-rata portion of data storage charges based on percentage of data held on behalf of each CUSIP, other NSCC fees and expenses, (vi) fees and expenses of outside proxy solicitors and tabulators, (vii) record storage, imaging, microfilm and microfiche, (viii) reproduction, (ix) postage, (x) escheatment, (xi) travel requested by the Trust, (xii) the registration of the Shares for sale under the Securities Act; (xiii) the registration or qualification of the Shares for sale under the securities laws of the various States; (iii) the costs payable to each State for continuing registration or qualification therein until the Trust decides to discontinue registration or qualification pursuant to
         Section 8(b)(vii) hereof. .

         In addition, any other expenses incurred by Citigroup with respect to compliance by the Trust with any new laws or regulations that come into effect after the date of the Agreement, or incurred by Citigroup at the request or with the consent of the Trust, will be reimbursed by the Trust on behalf of the applicable Fund.


                                       B2

                                   APPENDIX C

                                  AML SERVICES

With respect to transactions in shares in the Trust for which Citigroup maintains the applicable shareholder information, Citigroup shall:

(a) Review and submit all shareholder financial and non-financial transactions through the Office of Foreign Assets Control Database (and such other lists or databases as may be required from time to time by applicable regulatory authorities), including screening of all shareholder accounts upon changes to such database.

(b) Screen all shareholder accounts at the request of Financial Crimes Enforcement Network ("FinCEN") pursuant to Section 314(a) of the PATRIOT Act and report any positive "hits" to FinCEN.

(c) Monitor shareholder accounts and identify and report suspicious activities that are required to be so identified and reported, in each case consistent with the Trust's and Citigroup's AML Programs.

(d) Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the Trusts' and Citigroup's AML Programs and in accordance with the Act and OFAC.

(e) Adopt risk-based procedures for verifying the identity of each customer to the extent reasonable and practicable, in accordance with Section 326 of the PATRIOT Act.

(f) Follow the Trusts' policy, which may change from time to time, with respect to the acceptance of cash equivalents and third party checks.

(g) Follow the Trusts' policy on accounts held by non-US persons.

(h) Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Trust's and Citigroup's AML Programs, and make the same available for inspection by (i) the Trust's AML Compliance Officer, (ii) any auditor of the Trust's AML Program or related procedures, policies or controls that has been designated by the Trust in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Trust's AML Compliance Officer.


                                       1